UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  February 24, 2010

RELIANCE BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Missouri (State or other jurisdiction of incorporation)	000-52588 (File Number)Commission	43-1823071 (I.R.S. Employer Identification No.)

10401 Clayton Road Frontenac, Missouri (Address of principal executive offices)	63131 (Zip Code)

(314) 569-7200
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act.
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 24, 2010, Reliance Bancshares, Inc., a Missouri corporation (the “Company”) adopted the 2010 Restricted Stock Plan (the “2010 Plan”).  The adoption of the 2010 Plan was voted on and approved by the Board of Directors at the special meeting on February 24, 2010.

Under the 2010 Plan, the Compensation Committee of the Company is given the authority to control and manage the operation of the 2010 Plan.  The 2010 Plan was adopted with the intent to provide a means to attract, retain and reward individuals who can and do contribute to the Company’s success and to further align their interests with those of the Company’s shareholders.  Awards under the 2010 Plan shall be limited to employees and Directors of and advisors to, the Company or any Subsidiary; provided, however, that an award may be granted to an individual prior to the date on which he or she first performs services as an employee, Director or advisor, provided that such award does not become vested prior to the date such individual commences such services.  The Compensation Committee may award Restricted Stock or Restricted Stock Units under the 2010 Plan.  Each award under the 2010 Plan shall be subject to the terms and conditions of the Plan and such additional terms, conditions, limitations and restrictions as the Committee shall provide with respect to such award and as evidenced in the Award Agreement.

Item 9.01.		FINANCIAL STATEMENTS AND EXHIBITS.
(d)	Exhibits.

Exhibit No.		Description of Exhibit
	10.1	2010 Restricted Stock Plan of Reliance Bancshares, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:           March 2, 2010

RELIANCE BANCSHARES, INC. (Registrant)

By:	/s/ Dale E. Oberkfell
Name:	Dale E. Oberkfell
Title:	Chief Financial Officer